Filed pursuant to Rule 424(b)(3)

Registration No. 333-256659

PROSPECTUS SUPPLEMENT No. 13

(To Prospectus Dated April 20, 2023)

Garrett Motion Inc.

203,166,024 Shares of Common Stock

This prospectus supplement no. 13 supplements the prospectus dated April 20, 2023 (the “Prospectus”) filed pursuant to the Securities Act of 1933, as amended, by Garrett Motion Inc. Pursuant to the Prospectus, this prospectus supplement relates to the offer and sale by the selling security holders identified in the Prospectus of up to 203,166,024 shares of our common stock, par value $0.001 per share (the “Common Stock”), including 165,485,821 shares of our Common Stock issued upon conversion of our Series A Cumulative Convertible Preferred Stock, par value $0.001 per share.

This prospectus supplement incorporates into the Prospectus the information contained in our attached:

•	Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (“SEC”) on February 12, 2024.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Our Common Stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GTX.”.

Investing in our Securities involves risks. Please see “Risk Factors” beginning on page 6 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 12, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2024

GARRETT MOTION INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-38636	82-4873189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

La Pièce 16 Rolle, Switzerland		1180
(Address of Principal Executive Offices)		(Zip Code)

+41 21 695 30 00

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	GTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2024, the board of directors (the “Board”) of Garrett Motion Inc. (the “Company”) announced the appointment of Mr. Paul A. Camuti to the Board. Mr. Camuti brings to the Board over 30 years of experience in innovation and technology, with a significant focus on the industrial sector. Since 2020, he has served as Executive Vice President, Chief Technology and Sustainability Officer of Trane Technologies, overseeing the company’s technical strategy, innovation practices, and sustainability efforts. Prior to Trane Technologies, a spin-off from Ingersoll Rand, Mr. Camuti held several senior executive positions of increasing responsibility at Ingersoll Rand, including Sr. Vice President Innovation and Chief Technology Officer, since 2011. He joined Ingersoll Rand after having served in several senior technology and business leadership roles at Siemens AG.

The Board has determined that Mr. Camuti qualifies as an independent director in accordance with the requirements of the Nasdaq Stock Exchange. At the time of this current report, the Board has not determined any committees of the Board to which Mr. Camuti may be named.

There are no other arrangements or understandings between Mr. Camuti and any other persons pursuant to which Mr. Camuti was selected as a director, and there are no transactions in which Mr. Camuti has an interest in which requires disclosure under Item 404(a) of Regulation S-K.

Additionally, on February 9, 2024, Mr. John Petry notified the Board of his intention to resign from the Board, including the Nominating and Governance Committee of the Board, effective immediately. Mr. Petry’s resignation was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

A copy of the press release issued by the Company announcing the foregoing changes to the Board is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Garrett Motion Inc., dated February 12, 2024.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARRETT MOTION INC.

Date: February 12, 2024	By:	/s/ Sean Deason
		Name:	Sean Deason
		Title:	Senior Vice President and Chief Financial Officer

Exhibit 99.1

Paul A. Camuti Appointed to Board of Directors of Garrett Motion Inc.

ROLLE, Switzerland, February 12, 2024 – Garrett Motion Inc. (Nasdaq: GTX) (the “Company”), a leading differentiated automotive technology provider, today announced the appointment of Paul A. Camuti to its Board of Directors.

Mr. Camuti brings over 30 years of experience in innovation and technology, with a significant focus on the industrial sector. Since 2020, he has served as Executive Vice President, Chief Technology and Sustainability Officer of Trane Technologies, overseeing the company’s technical strategy, innovation practices, and sustainability efforts. Prior to Trane Technologies, a spin-off from Ingersoll Rand, Mr. Camuti held several senior executive positions of increasing responsibility at Ingersoll Rand, including Sr. Vice President Innovation and Chief Technology Officer, since 2011. He joined Ingersoll Rand after having served in several senior technology and business leadership roles at Siemens AG.

The Company also announced the departure of John Petry, the founder and Managing Principal of Sessa Capital. John originally joined the Board as a designee of certain institutional shareholders of Garrett nearly three years ago. He has been instrumental in various corporate achievements since that time, including the simplification of the Company’s capital structure and its strong financial performance.

“I am delighted to welcome Paul Camuti to our Board,” said Daniel Ninivaggi, Chairman of the Board of Garrett. “His deep experience and demonstrated success in senior technology, innovation and sustainability roles will provide valuable insight and bring additional depth to our Board. This is particularly important as the Company accelerates its development of advanced technologies and pursues new product opportunities.”

“On behalf of the Board, I’d also like to thank John Petry for his passion and dedication as a Board member. John’s judgment, commitment and expertise have truly made a significant impact on Garrett’s long-term success,” said Mr. Ninivaggi.

John Petry commented on his departure, “I am proud of what we have accomplished and am confident that under the Company’s strong leadership, Garrett will continue to perform on its core turbocharger business, strengthen its new product pipeline and maximize value to shareholders.”

About Garrett Motion Inc.

Garrett Motion is a cutting-edge technology leader serving customers globally with differentiated solutions for emissions reduction and energy efficiency. Its portfolio of the world’s most advanced turbochargers, electric boosting technologies for hybrids and electrified powertrains technologies enable sustainable mobility. Among Garrett’s differentiated technologies are passenger and commercial vehicle applications (on and off-highway), such as advanced turbochargers, electric turbos (E-Turbo) and electric compressors (E-Compressor). In the ‘zero-emissions’ vehicle category, Garrett offers fuel cell compressors for hydrogen fuel cell vehicles (FCEVs), as well as electrified powertrains (E-Axle) and thermal management systems (E-Cooling) for battery electric vehicles (BEVs). With over 70 years of history, Garrett boasts five R&D centers, 13 manufacturing sites and a team of 9300 located in more than 20 countries. Its mission is to further advance sustainable mobility through unique, differentiated innovations.

For more information, please visit www.garrettmotion.com.

Contacts:

MEDIA	INVESTOR RELATIONS
Maria Eugenia Santiago	Eric Birge
734-386-6593	1.734.392.5504
maria.santiagoechandi@garrettmotion.com	Eric.Birge@garrettmotion.com